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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:         May 31, 1997
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                    hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                                 0-8489
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                                       CUSIP NUMBER
                                                                                                                037599206
     For Period Ended: September 30, 1996                                                           -----------------------------
                       ---------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________
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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
     ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1996
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PART I -- REGISTRANT INFORMATION
     MEDICAL DYNAMICS, INC.
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Full Name of Registrant
     Not applicable
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Former Name if Applicable
     99 Inverness Drive East
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Address of Principal Executive Office (Street and Number)
     Englewood, Colorado 80111
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     calendar day following the prescribed due date; and
        |     subject  quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                                                                                                     SEC 1344 (6/94)

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,  N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      |   The company was unable to complete the Form 10-K on a timely basis due to a reduction in the number of personnel available for preparation of accounting information and completion of the narrative portion of the Form 10-K. The review process has taken more time than anticipated. (Attach Extra Sheets if Needed)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Craig K. Carr                                          (303)                         790-2990
   ____________________________________________  _______________________________  _________________________________________________
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       |X| Yes  |_| No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                | | Yes  |X| No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

====================================================================================================================================

                                                       MEDICAL DYNAMICS, INC.
                                        ____________________________________________________
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date December 30, 1996                                                       By  /s/ VAN HORSLEY
                                                                                 ------------------------------------
                                                                                 Van Horsley, President

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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HEIN + ASSOCIATES LLP
Certified Public Accountants and Consultants with offices in Houston, Dallas and Los Angeles
Telephone (303) 298-9600 Fax (303) 298-8118
717 17th Street, Suite 1600
Denver, Colorado 80202-3330






December 27, 1996





Securities and Exchange Commission
Washington, D.C. 20549

     RE:  Medical Dynamics, Inc.

Gentlemen:

We confirm that the audit of Medical Dynamics, Inc. is not yet completed and cannot be completed by the required filing date of December 30, 1996 without unreasonable cost and effort.

Sincerely



/s/ Hein + Associates LLP
HEIN + ASSOCIATES LLP